Exhibit 99.1

Company Investor/Media Contact:
DJO Incorporated
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS

FOR FIRST QUARTER 2009

SAN DIEGO, CA, May 5, 2009 — DJO Incorporated (“DJO” or the “Company”) a global provider of medical devices that provide solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the first quarter of 2009, ended March 28, 2009.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (the “DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated.

First Quarter Results

DJOFL achieved net sales for the first quarter of 2009 of $225.4 million, compared to $239.7 million for the first quarter of 2008.  Sales for the first quarter of 2009 were reduced by approximately $8.6 million due to unfavorable changes in foreign exchange rates from the rates in effect in the first quarter of 2008.  Additionally, the first quarter of 2009 included approximately 60.5 shipping days, while the comparable 2008 period included 63 shipping days.  On the basis of constant currency and average daily sales, sales in the first quarter of 2009 grew approximately two percent over sales in the first quarter of 2008.

For the first quarter of 2009, DJOFL reported a net loss of $14.3 million, compared to a net loss of $24.2 million for the first quarter of 2008.  The results for the current and prior year first quarter periods were impacted by significant charges, including purchase accounting adjustments, non-recurring charges and other adjustments related to the DJO Merger and certain other smaller acquisitions.

The Company defines Adjusted EBITDA as net income (loss) plus interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash

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items, non-recurring items and other adjustment items, including the addition of certain future cost savings expected to be achieved related to recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes. A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the first quarter of 2009, before future cost savings to be achieved related to the DJO Merger, was $49.5 million, or 22.0 percent of net sales, growing approximately two percent, compared to Adjusted EBITDA, before future cost savings, of $48.8 million, or 20.3 percent of net sales achieved in the first quarter of 2008.  The improvement is primarily attributable to cost savings realized from integration activities in connection with the DJO Merger and certain other smaller acquisitions, partially offset by the impact of unfavorable changes in foreign exchanges rates, which reduced Adjusted EBITDA for the first quarter of 2009 by approximately $3.7 million, compared to what it would have been had rates in effect in the first quarter of 2008 remained in effect.  Excluding the effects of changes in foreign exchange rates, first quarter 2009 adjusted EBITDA would have reflected growth of 9.1 percent over Adjusted EBITDA in the first quarter of 2008. For the twelve month period ended March 28, 2009 (LTM), Adjusted EBITDA was $249.0 million, or 25.8 percent of LTM net sales, including future cost savings to be achieved related to the DJO Merger of $33.9 million.

Cash flow from operations was $21.2 million in the first quarter of 2009, before cash interest paid of $3.6 million, but after funding cash payments of $11.4 million for non-recurring charges in connection with the DJO Merger and related integration activities.  The Company had cash balances of $30.7 million at March 28, 2009 and available liquidity of $80 million under its revolving line of credit.

“As we anticipated and discussed in our year-end earnings announcement, the first quarter of 2009 was a challenging one for DJO with several unfavorable factors converging simultaneously,” said Les Cross, president and chief executive officer of DJO.  “Most of the first quarter headwind came from changes in foreign exchange due to a stronger U.S. dollar compared to last year’s first quarter, but we also continued to feel the effects of a slowing economy, especially as it related to constraints in credit markets and lower capital spending that created significant challenges for some of our customers, particularly those in our Chattanooga and consumer business units.  On top of that, the first quarter of 2009 was a very short quarter and contained approximately two and one-half fewer shipping days compared to the first quarter of 2008.

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“Despite these headwinds, the Company managed to achieve acceptable sales performance and Adjusted EBITDA performance.  Comparing sales on a per day basis and excluding the effects of currency, we were able to grow sales modestly above the first quarter of 2008.  Our adjusted gross profit margin of 63% showed improvement on a year-over-year basis, and sequentially from the fourth quarter of 2008, as more of our cost saving initiatives benefitted the Company’s income statement. Adjusted gross profit for the first quarter of 2009 was reduced by approximately $6.0 million due to unfavorable changes in foreign exchange rates from the rates in effect in the first quarter of 2008.  Excluding the effects of these changes in foreign exchange rates, first quarter adjusted gross profit margin would have been 63.3 percent of net sales.  Finally, due to the achievement of incremental cost savings and very strong expense control, we were able to generate Adjusted EBITDA reflecting solid growth over the prior year excluding the effects of changes in foreign exchange rates.

“As we discussed on our fourth quarter 2008 conference call, for 2009 we have reorganized our international sales activities under common leadership.  As a result, international sales of our Empi and Chattanooga business units, which were previously reported in our Domestic Rehabilitation segment, and of our Surgical segment are now reported in our International Segment results.  Giving effect to this change, sales in our Domestic Rehabilitation, International and Surgical Implants segments were $154.4 million, $55.6 million and $15.3 million, respectively.  In constant currency and average daily sales, these sales levels represented a year-over-year change from the first quarter of 2008 of 2.2%, 1.1% and (1.6%), respectively.

“The impact to DJO’s businesses from a slow global economy is difficult to assess and quantify, but we have identified some general trends.  Our quarter began with sluggish January sales growth across the Company in most of our businesses.  February and March activity improved, but not enough to overcome January’s slow start.

“As we’ve previously discussed, the specific areas of our business we believe have been most affected by economic conditions include our Chattanooga business, which suffered throughout the first quarter from declining capital equipment expenditures by hospitals and clinics.  As a partial offset, Chattanooga has benefitted somewhat from the launch of new products and has other new products scheduled to launch in the second quarter of 2009.  These new products should help Chattanooga fare better as the year progresses, but at this point we anticipate that 2009 will be a tough year for this business, which represents less than 10% of total Company revenue.

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“As we’ve also previously discussed, our international Cefar-Compex consumer business, representing less than 2% of DJO revenue, has been impacted by lower consumer discretionary spending and we have also seen a few of our distributors in certain international markets reduce their purchases due to credit availability issues.  We will likely need to see strengthening of the global economic conditions before we begin to reverse these unfavorable trends in our business.  With the exception of these matters, we are not seeing significant economy driven slow downs, although growth in all our businesses has been near the low end of our range of historical growth rates.

“As we highlighted at the beginning of the year, our primary focus for 2009 is on revenue acceleration now that the merger-related integration initiatives are nearly complete and the cost reduction initiatives are progressing.  Late in the first quarter marked the beginning of what should be a very strong new-product cycle this year for DJO in nearly every business of the Company.  In concert with the broadest product line in the industry, we have also begun rolling out our new sales campaigns to communicate DJO’s unique value proposition of providing solutions that cover the entire patient experience from injury prevention to joint replacement and through virtually every aspect of physical therapy, rehabilitation and pain control.  With new products and sales campaigns in place, DJO is well positioned to grow revenue in 2009, subject to the impact of the global economic slowdown and constraints in credit markets.

“We believe that industry drivers outside of capital equipment and consumer products remain relatively healthy and we expect no material downturn in DJO business at this time.  However, we will likely continue to experience growth rates at the lower end of historical ranges and foreign exchange remains a challenge.  Fortunately, we remain very well focused on cost reduction programs, which we expect to continue to generate positive benefits to our margin structure and our EBITDA levels.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1 PM, Eastern Time today, May 5, 2009.  Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 97023515.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Cefar®-Compex® and Ormed®.  DJO uses its website as a channel of distribution of material Company information.  Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations regarding the current market conditions relative to the U.S. economy, U.S. and global recessions, sales and Adjusted EBITDA for 2009, gross profit margin expansion, cost reduction programs and future free cash flow.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, International and Domestic Surgical Implant segments; successful execution of the Company’s sales strategies; the success of the Company’s cost reduction initiatives designed to improve gross profit margins, reduce operating expenses and increase free cash flow; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in

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connection with the DJO Merger and other recent acquisitions; the impact on the Company and its customers from instability in the credit markets; the continued growth of the markets the Company addresses and any impact on these markets from deteriorating economic conditions in the U.S. and worldwide; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  Other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 11, 2009 with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	March 28, 2009	March 29, 2008
Net sales	$225,385	$239,728
Cost of sales	84,475	95,084
Gross profit	140,910	144,644
Operating expenses:
Selling, general and administrative	101,996	110,612
Research and development	5,803	6,676
Amortization of acquired intangibles	19,131	19,116
Operating income	13,980	8,240
Other income (expense):
Interest income	336	587
Interest expense	(38,591)	(45,187)
Other income (expense), net	(1,365)	1,343
Loss before income taxes	(25,640)	(35,017)
Benefit for income taxes	(11,471)	(11,055)
Net loss	(14,169)	(23,962)
Less: Net income attributable to noncontrolling interests	139	200
Net loss attributable to DJO Finance LLC	$(14,308)	$(24,162)

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 28, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$30,744	$30,483
Accounts receivable, net	165,984	164,618
Inventories, net	102,804	103,166
Deferred tax assets, net	35,147	34,039
Prepaid expenses and other current assets	21,565	16,923
Total current assets	356,244	349,229
Property and equipment, net	86,690	86,262
Goodwill	1,189,446	1,191,566
Intangible assets, net	1,241,693	1,260,472
Other non-current assets	49,203	52,601
Total assets	$2,923,276	$2,940,130

Liabilities and Membership Equity
Current liabilities:
Accounts payable	$37,943	$42,752
Accrued interest	42,649	10,966
Long-term debt and capital leases, current portion	11,516	11,549
Other current liabilities	95,185	104,401
Total current liabilities	187,293	169,668
Long-term debt and capital leases, net of current portion	1,828,484	1,832,044
Deferred tax liabilities, net	314,256	329,503
Other non-current liabilities	13,248	8,806
Total liabilities	2,343,281	2,340,021

Commitments and contingencies

Membership equity:
Additional paid-in capital	824,804	824,235
Accumulated deficit	(236,150)	(221,842)
Accumulated other comprehensive loss	(10,467)	(4,027)
DJO Finance LLC membership equity	578,187	598,366
Noncontrolling interests	1,808	1,743
Total DJO Finance LLC membership equity	579,995	600,109
Total liabilities and membership equity	$2,923,276	$2,940,130

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended
	March 28, 2009	March 29, 2008
Net sales:
Domestic Rehabilitation Segment	$154,446	$157,387
International Segment	55,636	66,144
Domestic Surgical Implant Segment	15,303	16,197
Consolidated net sales	$225,385	$239,728
Gross profit:
Domestic Rehabilitation Segment	$98,445	$97,820
International Segment	31,505	38,197
Domestic Surgical Implant Segment	11,898	13,474
Expenses not allocated to segments/Eliminations	(938)	(4,847)
Consolidated gross profit	$140,910	$144,644
Operating income:
Domestic Rehabilitation Segment	$34,624	$31,671
International Segment	10,063	13,427
Domestic Surgical Implant Segment	2,460	3,119
Expenses not allocated to segments/Eliminations	(33,167)	(39,977)
Consolidated operating income	$13,980	$8,240

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DJO Finance LLC

Adjusted EBITDA

For the Three Months Ended March 28, 2009 and March 29, 2008

and the Twelve Months Ended March 28, 2009

(unaudited)

(In thousands)

Our Senior Secured Credit Facility consisting of a $1,065.0 million term loan and a $100.0 million revolving credit facility and the Indentures governing the $575.0 million of senior notes and the $200.0 million of senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA.  If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default under the credit facility.  Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit.  If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness.  We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility.  Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the noteholders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.

Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under our Senior Secured Credit Facility and Indentures.  We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures.  Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net loss or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the Indentures and our Senior Secured Credit Facility allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.  A breach of any of these covenants in the future could result in a default under our Senior Secured Credit Facility and the Indentures, at which time the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facility to be immediately due and payable.  Any such acceleration would also result in a default under the Indentures.

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The following table provides reconciliation between net loss and Adjusted EBITDA for the three months ended March 28, 2009 and March 29, 2008 and the twelve months ended March 28, 2009.

	(unaudited)
(in thousands)	Three Months Ended March 28, 2009	Three Months Ended March 29, 2008	Twelve Months Ended March 28, 2009

Net loss	$(14,308)	$(24,162)	$(87,932)
Interest expense, net	38,255	44,600	165,155
Income tax benefit	(11,471)	(11,055)	(49,487)
Depreciation and amortization	25,166	24,777	122,940
Non-cash items (a)	597	5,311	1,367
Non-recurring items (b)	7,908	8,841	43,392
Other adjustment items, before future cost savings (c)	3,361	465	19,713
Other adjustment items — future cost savings applicable for twelve month period only (d)	NA	NA	33,857
Adjusted EBITDA	$49,508	$48,777	$249,005

(a) Non-cash items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended March 28, 2009	Three Months Ended March 29, 2008	Twelve Months Ended March 28, 2009

Stock compensation expense	$569	$611	$1,339
Loss on disposal of assets	28	—	28
Purchase accounting adjustments (1)	—	4,700	—
Total non-cash items	$597	$5,311	$1,367

(1)          The purchase accounting adjustments for the three months ended March 29, 2008 represented $4.7 million of expense related to the write up to fair market value of acquired inventory in connection with the DJO Merger.

(b)      Non-recurring items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended March 28, 2009	Three Months Ended March 29, 2008	Twelve Months Ended March 28, 2009

Employee severance and relocation (1)	$681	$1,060	$10,858
Integration expense (2)	2,996	7,781	23,056
ERP Implementation	4,231	—	9,478
Total non-recurring items	$7,908	$8,841	$43,392

(1)          Employee severance and relocation for the three months ended March 28, 2009 included $0.3 million of severance payments made to employees in connection with restructuring at our international locations and $0.4 million of severance payments made to employees in connection with integration activities following the DJO Merger. Employee severance and relocation for the three months ended March 29, 2008 included payments to former ReAble executives.  Employee severance and relocation for the twelve months ended March 28, 2009, included $2.8 million of separation expense in connection with the termination of one of the Company’s executive officers and $8.1 million of employee severance incurred in connection with the DJO Merger, certain other acquisitions, and restructuring at our international locations.

(2)          Integration expense for the three months ended March 28, 2009 included $3.9 million and $4.9 million of integration costs incurred in connection with restructuring at our international locations and the DJO Merger, respectively, partially offset by a $6.0 million reversal of an accrual made in 2008 for alleged reimbursement claims due to the favorable settlement of the dispute.  Integration expenses for the three months ended March 29, 2008 included $6.8 million of integration costs

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related the DJO Merger and certain other smaller acquisitions and $1.0 million of integration costs related to Blackstone’s 2006 acquisition of ReAble.  Integration expense for the twelve months ended March 28, 2009 included $23.9 million, $1.5 million, and $ 3.9 million of integration costs incurred in connection with the DJO Merger, restructuring at our international locations and certain other smaller acquisitions, respectively, partially offset by a $6.0 million reversal of an accrual made in 2008 for alleged reimbursement claims due to the favorable settlement of the dispute.

(c)       Other adjustment items, before future cost savings, are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended March 28, 2009	Three Months Ended March 29, 2008	Twelve Months Ended March 28, 2009

Blackstone Monitoring fees	$1,750	$1,750	$7,000
Other transaction fees	62	62	525
Noncontrolling interest	139	200	988
Other (1)	1,410	(1,547)	11,200
Total other adjustment items, before future cost savings	$3,361	$465	$19,713

(1)          Other adjustment items for the three months ended March 28, 2009 and March 29, 2008 included net foreign currency transaction (gains) losses.  Other adjustment items for the twelve months ended March 28, 2009 included net foreign currency transaction losses of $12.3 million partially offset by a favorable $1.1 million settlement of a litigation contingency.

(d)         Includes projected future cost savings related to headcount reductions, facilities consolidation and production efficiencies in connection with the DJO Merger.

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